EX-99.B8AII
                                                 Exhibit 24 (b)(8)(a)(ii)


                              As of            , 1998


VIA UPS OVERNIGHT

The Chase Manhattan Bank
4 Chase MetroTech Center
Brooklyn, New York  11245

Attention:  Global Custody Division

Re: Global Custody Agreement, Effective May 1, 1996 between The Chase Manhattan Bank and those registered investment companies (and on behalf of certain series thereof), listed on Schedule A attached thereto
     ("Agreement")

Ladies and Gentlemen:

Pursuant to the provisions of Section 1 of the Agreement, the undersigned, on behalf of Delaware Group Foundation Funds for the benefit of The Asset Allocation Portfolio (the "Portfolio") hereby appoints The Chase Manhattan Bank to provide custodial services for the Portfolio under and in accordance with the terms of the Agreement and accordingly, requests that the Portfolio be added to Schedule A to the Agreement effective ___________, 1998. Kindly acknowledge your agreement to provide such services and to add the Portfolio to Schedule A by signing in the space provided below.

                    DELAWARE POOLED TRUST, INC.
                    on behalf of The Asset Allocation Portfolio


                    By:_________________________________
                         David K. Downes
                         Its: Executive Vice President
                         Chief Operating Officer
                         Chief Financial Officer
AGREED:

THE CHASE MANHATTAN BANK

By:__________________________

Its:_________________________